                AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

     This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated May 1, 2006, by and between Pioneer Investment Management, Inc., member of the UniCredito Italiano banking group, register of banking groups, a Delaware corporation (the "Adviser"), and MetLife Advisers, LLC (the successor to Met Investors Advisory, LLC), a Delaware limited liability company (the "Manager"), with respect to the Pioneer Fund Portfolio, is entered into effective the 1st day of May, 2009.

     WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

     WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

     NOW, THEREFORE, for good and valuable consideration, the receipt of which is acknowledged, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

     1. Schedule A of the Agreement is amended in whole to read as follows:

                         Percentage of average daily net assets
                         --------------------------------------
Pioneer Fund Portfolio   0.35% of first $250 million of such assets plus
                         0.30% of such assets over $250 million up to $1 billion plus 0.25% of such assets over $1 billion up to $2 billion plus 0.225% of such assets over $2 billion.

     2. All other terms and conditions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1st day of May, 2009.

                             METLIFE ADVISERS, LLC


                             By: /s/ Jeffrey A. Tupper
                                 -----------------------------------------------
                                 Authorized Officer


                             PIONEER INVESTMENT MANAGEMENT, INC.


                             By: /s/ Authorized Officer
                                 -----------------------------------------------
                                 Authorized Officer